Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES THIRD QUARTER FISCAL 2022 RESULTS

Delivers 26% top-line growth, remains on track to exceed $200 million acquisition goal ahead of schedule, and raises full fiscal year revenue and profitability guidance

February 8, 2022, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the third fiscal quarter of 2022 ended December 31, 2021.

Recent Highlights:

•	Revenue of $27.1 million, increased 15% organically, or 26%, including acquisitions year-over-year
o	Music Publishing revenue rose 4% year-over-year, adjusting for a one-time settlement received in the prior year period, Music Publishing revenue rose 22%
o	Recorded Music increased by 147% year-over-year
•	Increased financial outlook for fiscal year 2022, including over 25% top-line growth for fiscal 2022
•	Operating Income of $4.0 million declined by 19%, primarily due to a rise in non-cash, stock-based compensation and other expenses related to being a public company that did not exist in the prior year period
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $9.0 million, an increase of 11% driven by higher Recorded Music revenues
•	Net Income of $2.4 million, or $0.03 per share, two cents below the prior year period
•	Adjusted EBITDA of $10.2 million, up 26% year-over-year
•	Completed several catalog acquisitions including Fred Parris, Dallas Austin, Fred Rister, and Travis Tritt
•	Signed multiple publishing deals including Oak Felder, an award-winning songwriter and producer whose credits include Demi Lovato, Alicia Keys, and John Legend as well as Michael League and his band Snarky Puppy

Management Commentary:

“Our strong third fiscal quarter financial performance demonstrates how we are capitalizing on the growth in the music industry and generating significant value by executing on our strategy of building a robust, curated, and diversified portfolio of award-winning songwriters’ and artists’ bodies of work,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir. “As part of this, we expect to deploy over $200 million in strategic M&A during our first year as a public company. We are proud to deliver on our promises to deploy capital toward accretive deals that will bring long-term value to our organization and our shareholders. We are honored that these incredibly talented artists and creators entrusted us to be stewards of their life’s work. We have $3 billion worth of deals in the pipeline, and the cash generating nature of this business will continue to fuel these high growth, high operating leverage opportunities as we move forward.”

Third Quarter Fiscal 2022 Financial Results

Summary Financials	Q3 FY22	Q3 FY21	Change
Total Revenue	$27.1	$21.6	26%
Music Publishing Revenue	$18.4	$17.8	4%
Recorded Music Revenue	$8.1	$3.3	147%
Operating Income	$4.0	$4.9	(19)%
OIBDA	$9.0	$8.1	11%
Net Income	$2.4	$2.4	0%
Adjusted EBITDA	$10.2	$8.1	26%
(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Total revenue in the third quarter of fiscal 2022 increased 25.9% to $27.1 million, compared to $21.6 million in the third quarter of fiscal 2021. The increase was primarily driven by an 147.5% increase in the Recorded Music segment as compared to the prior year, inclusive of the acquisitions of Tommy Boy Music, LLC (“Tommy Boy”) in June of 2021 and various other catalogs.

Operating income in the third quarter of fiscal 2022 was $4.0 million, a decrease of 18.7%, compared to operating income of $4.9 million in the third quarter of fiscal 2021. The decrease in operating income was primarily due to a rise of $1.3 million for share-based compensation and approximately $1.0 million in costs associated with being a public company. OIBDA increased 11.3% to $9.0 million, compared to $8.1 million in the prior year quarter. Adjusted EBITDA was $10.2 million, compared to $8.1 million last year. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income, respectively.

Net income in the third quarter of fiscal 2022 was $2.4 million, or $0.03 per share attributable to common stockholders, compared to a net income of $2.4 million, or $0.05 per share attributable to common stockholders, in the year-ago quarter. Net income in the quarter was driven by revenue growth in the Company’s Recorded Music segment, which was offset by higher administration expenses, as well as higher amortization and interest expense. The decline in net income per share attributable to common stockholders in the third quarter of fiscal 2022 compared to the prior year quarter was due to an increase in the shares outstanding on a diluted basis compared to the prior-year period.

Third Quarter Fiscal 2022 Segment Review

Music Publishing	Q3 FY22	Q3 FY21	Change
Revenue by Type
Digital	$8.5	$11.7	(27)%
Performance	$4.0	$3.8	6%
Synchronization	$2.4	$1.4	79%
Mechanical	$0.7	$0.5	46%
Other	$2.7	$0.5	502%
Total Revenue	$18.4	$17.8	4%
Operating Income	$0.9	$3.9	(77)%
OIBDA	$4.5	$6.5	(31)%
(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Music Publishing revenue in the third quarter of fiscal 2022 was $18.4 million, an increase of 3.7% year-over-year. This growth was driven by strong performance within the Synchronization and Other revenue streams, which increased 78.8% and 501.5%, respectively. However, that growth was partially offset by a decline in Digital revenue which can be primarily attributed to a one-time settlement that was received in the prior year quarter. Excluding the impact of that one-time settlement, Music Publishing revenue grew by 22.3%.

During the third quarter of fiscal 2022, Music Publishing OIBDA decreased 31.1% to $4.5 million, compared to $6.5 million in the third quarter of fiscal 2021. Music Publishing OIBDA margin decreased from 36.4% to 24.2%, which was attributed to higher segment revenues, offset by higher cost of revenues and higher administration expenses associated with being a public company, all of which are included in the Music Publishing segment.

Recorded Music	Q3 FY22	Q3 FY21	Change
Revenue by Type
Digital	$4.9	$1.5	217%
Physical	$1.3	$1.2	9%
Neighboring Rights	$0.7	$0.5	57%
Synchronization	$1.2	$0.1	1220%
Total Revenue	$8.1	$3.3	147%
Operating Income	$2.7	$0.9	204%
OIBDA	$4.2	$1.5	172%
(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Recorded Music revenue in the third quarter of fiscal 2022 grew 147.4% to $8.1 million, compared to $3.3 million in last year’s third quarter. This improvement was primarily driven by strong Digital revenue growth of 217.5%, as well as 1220.1% growth in Synchronization revenues largely due to the recovery in the film and television industry from the impacts of the COVID-19 pandemic and the acquisition of Tommy Boy.

During the third quarter of fiscal 2022, Recorded Music OIBDA increased 171.6%, to $4.2 million, compared to $1.5 million in the third quarter of fiscal 2021. Recorded Music OIBDA margin increased from 46.8% to 51.3%, which was driven by higher Recorded Music revenues, as well as mix shift towards Digital and Synchronization revenues which carry lower costs.

Balance Sheet and Liquidity

For the nine months ended December 31, 2021, cash provided by operating activities was $14.4 million, a decrease of $2.9 million compared to the same period last year. The decreased cash provided by operating activities was primarily attributable to increases in cash used for working capital, including royalty advances (net of recoupments) and prepaid expenses, partially offset by higher earnings.

As of December 31, 2021, Reservoir had cash and cash equivalents of $14.6 million and $118.4 million available for borrowing under its revolving credit facility, for total available liquidity of $133.0 million. Total debt was $225.3 million (net of $6.4 million of deferred financing costs) and net debt was $210.6 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $9.2 million and $32.9 million available for borrowing on the revolving credit facility, for total available liquidity of $42.1 million, total debt of $212.5 million (net of $3.1 million of deferred financing costs), and net debt of $203.3 million as of March 31, 2021. The Company’s leverage ratio at December 31, 2021 was 5.1x using the trailing twelve month pro forma adjusted EBITDA of $45.4 million which reflects the measurement per its credit agreement.

Fiscal 2022 Outlook

Reservoir raised its previously provided financial outlook range for fiscal year 2022, and now expects the financial results for the year ending March 31, 2022 to be as follows:

Outlook	Revised Guidance	Prior Guidance	Growth (at mid-point)
Revenue	$103 - $105	$100 - $104	27%
Adjusted EBITDA	$40 - $41	$37 - $40	19%
($ in millions)

Jim Heindlmeyer, Chief Financial Officer of Reservoir, concluded, “We continued to execute against our strategy which drove double-digit growth on both a top- and bottom-line basis in the third fiscal quarter. Our team utilized value enhancing opportunities for our creators while our portfolio of assets continues to grow through our acquisition strategy. We raised our fiscal year guidance to better reflect our strong organic financial performance and momentum with acquisitions over the past three quarters.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the third quarter of fiscal 2022 ended December 31, 2021, and its business outlook at 10:00 a.m. EST today, on February 8, 2022. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations, or by calling 1-844-249-2008 (U.S. and Canada) and 224-619-3936 (International) and entering the conference ID 9432987. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first U.S.-based publicly traded independent music company and the first female founded and led publicly traded music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 140,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir holds a regular Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Records, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements with respect to the financial condition, results of operations, earnings outlook and prospects of Reservoir. Forward-looking statements are based on the current expectations and beliefs of the management of Reservoir and are inherently subject to a number of risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual financial condition, results of operations, earnings and/or prospects to be materially different from those expressed or implied by these forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release may include, among others:

•	expectations regarding Reservoir’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

•	Reservoir’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the ability to achieve the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Reservoir to grow and manage growth profitably and retain its key employees;

•	the inability to maintain the listing of Reservoir’s common stock on the Nasdaq Stock Market LLC and limited liquidity and trading of Reservoir’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Reservoir may be adversely affected by other economic, business and/or competitive factors;

•	risks related to the organic and inorganic growth of Reservoir’s business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic, and local, state and federal responses to addressing the COVID-19 pandemic, may have an adverse effect on Reservoir’s business operations, as well as its financial condition and results of operations; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Reservoir’s resources.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Reservoir prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, Reservoir undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. For a more detailed discussion of risks and other factors that might impact forward-looking statements, see Reservoir’s filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three and Nine Months Ended December 31, 2021 versus December 31, 2020

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change

Revenues	$27,127,779	$21,554,880	26%	$74,281,417	$56,184,190	32%
Costs and expenses:
Cost of revenue	11,436,180	9,687,489	18%	31,220,470	23,819,732	31%
Amortization and depreciation	4,981,748	3,157,879	58%	13,838,676	10,447,015	32%
Administration expenses	6,731,953	3,816,176	76%	17,051,623	10,400,158	64%
Total costs and expenses	23,149,881	16,661,544	39%	62,110,769	44,666,905	39%

Operating income	3,977,898	4,893,336	(19)%	12,170,648	11,517,285	6%

Interest expense	(2,499,576)	(2,259,131)		(8,007,453)	(6,667,917)
Gain (loss) on foreign exchange	(48,304)	(342,448)		126,635	(549,708)
Gain on fair value of swaps	1,663,743	852,449		2,888,961	1,259,738
Interest and other income	2	1,307		357	6,152
Income before income taxes	3,093,763	3,145,513		7,179,148	5,565,550
Income tax expense	717,379	758,761		1,782,058	1,336,424
Net income	2,376,384	2,386,752		5,397,090	4,229,126
Net (income) loss attributable to noncontrolling interests	(226,930)	(115,506)		(95,439)	(12,085)
Net income attributable to Reservoir Media, Inc.	$2,149,454	$2,271,246		$5,301,651	$4,217,041

Earnings per common share:
Basic	$0.03	$0.05		$0.10	$0.09
Diluted	$0.03	$0.05		$0.09	$0.09

Weighted average common shares outstanding:
Basic	64,106,963	28,539,299		48,836,288	28,318,769
Diluted	64,716,756	44,714,705		56,405,487	44,494,175

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2021 versus March 31, 2021

(Unaudited)

(Expressed in U.S. dollars)

	December 31, 2021	March 31, 2021

Assets
Current assets
Cash and cash equivalents	$14,632,795	$9,209,920
Accounts receivable	18,547,999	15,813,384
Current portion of royalty advances	13,071,082	12,840,855
Inventory and prepaid expenses	4,542,654	1,406,379
Total current assets	50,794,530	39,270,538

Intangible assets, net	538,787,661	393,238,010
Investment in equity affiliates	4,011,250	1,591,179
Royalty advances, net of current portion	38,391,462	28,741,225
Property, plant and equipment, net	319,054	321,766
Other assets	753,066	781,735
Total assets	$633,057,023	$463,944,453

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$5,168,739	$3,316,768
Royalties payable	23,117,300	14,656,566
Accrued payroll	1,138,513	1,634,852
Deferred revenue	1,638,317	1,337,987
Other current liabilities	10,352,541	2,615,488
Amounts due to related parties	-	290,172
Current portion of loans and secured notes payable	-	1,000,000
Income taxes payable	524,442	533,495
Total current liabilities	41,939,852	25,385,328

Loans and secured notes payable	225,277,214	211,531,875
Deferred income taxes	20,599,049	19,735,537
Fair value of swaps	1,677,576	4,566,537
Other liabilities	1,017,591	6,739,971
Total liabilities	290,511,282	267,959,248

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	81,632,500
Common stock	6,414	2,854
Additional paid-in capital	334,697,889	110,496,300
Retained earnings	6,053,147	751,496
Accumulated other comprehensive income	687,155	2,096,358
Total Reservoir Media, Inc. shareholders' equity	341,444,605	194,979,508
Noncontrolling interest	1,101,136	1,005,697
Total shareholders' equity	342,545,741	195,985,205
Total liabilities and shareholders' equity	$633,057,023	$463,944,453

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Net Debt, that has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income.

Adjusted EBITDA

Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges), (2) any net gain or loss resulting from hedging currency exchange risks, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA plus the pro forma EBITDA of assets acquired in the previous four quarters representing the earnings of those assets for the portion of the prior four quarters before the Company’s acquisition of such assets. This is the measurement defined in the Company’s credit agreement. The Company believes that including the supplemental adjustments that are made to calculate Pro Forma Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants as well as providing meaningful information about the historic earnings of acquired assets. Pro Forma Adjusted EBITDA is not defined by GAAP. Pro Forma Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Pro Forma Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Nine Months Ended December 31, 2021 versus December 31, 2020

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Operating Income	$3,978	$4,893	$12,171	$11,517
Amortization and Depreciation Expense	4,982	3,158	13,838	10,447
OIBDA	$8,960	$8,051	$26,009	$21,964

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three and Nine Months Ended December 31, 2021 versus December 31, 2020

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Operating Income	$908	$3,928	$5,338	$8,860
Amortization and Depreciation Expense	3,541	2,529	10,051	8,726
OIBDA	$4,450	$6,458	$15,389	$17,586

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three and Nine Months Ended December 31, 2021 versus December 31, 2020

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Operating Income	$2,747	$904	$6,434	$2,554
Amortization and Depreciation Expense	1,416	629	3,714	1,721
OIBDA	$4,163	$1,533	$10,148	$4,275

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Nine Months Ended December 31, 2021 versus December 31, 2020

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Net Income	$2,376	$2,387	$5,397	$4,229
Income Tax Expense	717	759	1,782	1,336
Interest Expense	2,500	2,259	8,007	6,668
Amortization and Depreciation	4,982	3,158	13,839	10,447
EBITDA	10,575	8,563	29,025	22,680
(Gain) Loss on Foreign Exchange (a)	48	342	(127)	550
Gain on Fair Value of Swaps (b)	(1,664)	(852)	(2,889)	(1,260)
Non-cash Share-based Compensation (c)	1,209	26	1,426	77
Interest and Other Income	-	(1)	-	(6)
Benefit of Forgiven PPP Loan (d)	-	-	-	(617)
Adjusted EBITDA	$10,169	$8,077	$27,435	$21,424

(a)	Reflects the loss or (gain) on foreign exchange fluctuations.
(b)	Reflects the non-cash gain on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash stock-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects loan forgiveness for the entire amount borrowed under the Paycheck Protection Program.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Pro Forma Adjusted EBITDA

Twelve Months Ended December 31, 2021

(Unaudited)

(Dollars in thousands)

TTM December 31, 2021
Net Income	$11,504
Income Tax Expense	2,900
Interest Expense	10,312
Amortization and Depreciation	17,520
EBITDA	42,235
(Gain) Loss on Foreign Exchange (a)	234
Gain on Fair Value of Swaps (b)	(4,618)
Non-cash Share-based Compensation (c)	1,452
Interest and Other Income	(7)
Adjusted EBITDA	39,296
Pro forma EBITDA on Acquisitions (d)	6,121
Pro forma Adjusted EBITDA	$45,417

(a)	Reflects the loss or (gain) on foreign exchange fluctuations.
(b)	Reflects the non-cash gain on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash stock-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects the pro forma EBITDA on acquisitions for the portion of the prior twelve months that are not included in Reservoir’s financial results.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or David Freund

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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